EXHIBIT 15(A)(V)

                                  SERVICE PLAN

         WHEREAS, HT Insight Funds, Inc. d/b/a Harris Insight Funds (the "Company") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Company desires to adopt a Service Plan (the "Plan") pursuant to Rule 12b-1 under the Act on behalf of the Harris Insight Hemisphere Free Trade Fund, a portfolio of the Company (the "Fund"), and the Board of Directors has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its stockholders;

         WHEREAS, the Fund employs Harris Trust & Savings Bank ("Harris") as its Adviser pursuant to an Investment Advisory Contract dated April 9, 1996;

         WHEREAS, Harris employs Harris Investment Management, Inc. ("HIM") as its Portfolio Management Agent pursuant to a Portfolio Management Contract dated April 9, 1996; and

         WHEREAS, HIM employs Jones Heward Investment Counsel Inc. ("Jones") as its Sub-Adviser pursuant to an Investment Sub-Advisory Contract dated April 9, 1996; and

         WHEREAS,   HIM  employs  Bancomer  Asesora  de  Fondos,  S.A.  de  C.V.
("Bancomer") as its Sub-Adviser pursuant to an Investment Sub-Advisory Contract dated April 9, 1996; and

         WHEREAS, the Distributor of the Fund's shares (the "Distributor") may wish to make payments pursuant to the Plan from time to time;

        NOW THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         Section 1. Pursuant to this Plan, the Company, HIM, Jones or Bancomer may pay to financial institutions, securities dealers or other industry professionals, such as investment advisers, accountants and estate planning firms ("Service Agents"), up to .25% on an annual basis of the average daily net asset value of the Class A Shares of the Fund for shareholder service, administration or distribution assistance. In addition the Distributor may pay up to .05% on an annual basis of the average net asset value of the Class A Shares of the Fund to Service Agents. Payments made by HlM, Jones, Bancomer and the Distributor, respectively, shall be made from their own resources, which may include their respective advisory and administrative fees received from the Fund and any other sources available to them. To the extent a Service Agent provides shareholder services and administration, the portion of the fee paid, if any, by the Company, HIM, Jones, Bancomer or the Distributor shall be deemed to include compensation for such services. The fees payable to Service Agents from time to time shall, within such limits, be determined by the Board of Directors of the Company.





         Section 2. In addition to such fee, the Fund may defray all or part of the cost of preparing and printing brochures and other promotional materials and of delivering prospectuses and those materials to prospective Class A shareholders of the Fund by paying on an annual basis up to the greater of $100,000 or .05% of the average daily net assets of the Class A Shares of the Fund.

         Section 3. Prior to making payments described in Sections 1 and 2 of this Plan, the Company, HIM, Jones, Bancomer and the Distributor, as the case may be, will enter into written agreements, in form satisfactory to the Company's Board of Directors, with Service Agents pursuant to which such payments may be made for shareholder service, administration and distribution assistance to the Fund.

         Section 4. This Plan shall be effective on the date upon which it has been approved by "vote of a majority of the outstanding voting securities" (as defined below) of the Fund and a majority of the Directors of the Company, including a majority of the Qualified Directors (as defined below), pursuant to a vote cast in person at a meeting (or meetings) called for the purpose of voting on the approval of the Plan.

         Section 5. This Plan (and each related agreement) will continue in effect for one year from its effective date, unless earlier terminated in accordance with its terms, and will remain in effect from year to year thereafter if such continuance is specifically approved at least annually by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

         Section 6. The Company, HIM, Jones, Bancomer and the Distributor shall provide to the Company's Board of Directors and the Directors shall review, at least quarterly, a written report of the amounts expended by the Company, HIM, Jones, Bancomer and the Distributor under this Plan and each related agreement and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated at any time by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Fund.

         Section 8. All agreements related to this Plan shall be in writing and shall be approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval; provided however, that the identity of a particular Service Agent executing any such agreement may be ratified by such a vote within 90 days of such execution. Any agreement related to this Plan shall provide:

         A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Fund, on not more than 60 days' written notice to any other party to the agreement; and






         B. That such agreement shall terminate automatically in the event of its "assignment" (as defined below).

         Section 9. This Plan may not be amended to increase materially the amount that may be expended by the Company, HIM, Jones, Bancomer and the Distributor pursuant to this Plan without the approval by vote of a majority of the outstanding voting securities of the Fund, and no material amendment to this Plan shall be made unless approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of on such approval.

         Section 10. While this Plan is in effect the selection and nomination of each Director who is not an "interested person" (as defined below) of the Company shall be committed to the discretion of the Directors who are not interested persons.

         Section 11. The Company shall preserve copies of this Plan, each related agreement and each report made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, such agreement or such report, as the case may be, the first two years in an easily accessible place.

         Section 12. As used in this Plan, (a) the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemption as may be granted by the Securities and Exchange Commission and (b) the term "Qualified Directors" shall mean the Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan.

Dated:   July 19, 1994